Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797-04

NORTHERN STATES POWER COMPANY

(a Minnesota corporation)

$600,000,000 4.85% FIRST MORTGAGE BONDS, SERIES DUE MAY 15, 2036

$600,000,000 5.55% FIRST MORTGAGE BONDS, SERIES DUE MAY 15, 2056

Issuer:	Northern States Power Company (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Aa3/A/A+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	March 5, 2026

Settlement Date:	March 12, 2026 (T+5)

	2036 Bonds	2056 Bonds

Principal Amount:	$600,000,000	$600,000,000

Maturity Date:	May 15, 2036	May 15, 2056

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2026	Semi-annually on May 15 and November 15, commencing on November 15, 2026

Reference Benchmark Treasury:	4.125% due February 15, 2036	4.625% due November 15, 2055

Benchmark Treasury Price:	100-00+	98-04+

Benchmark Treasury Yield:	4.123%	4.742%

Spread to Benchmark Treasury:	+75 bps	+85 bps

Yield to Maturity:	4.873%	5.592%

Coupon:	4.85%	5.55%

Price to the Public:	99.804% of the principal amount	99.374% of the principal amount

Net Proceeds to Issuer:	$594,924,000 (after deducting the underwriting discount but before transaction expenses)	$590,994,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to November 15, 2035 (the par call date), T+15 bps (calculated to the par call date)	Prior to November 15, 2055 (the par call date), T+15 bps (calculated to the par call date)

Par Call:	On or after November 15, 2035, at par	On or after November 15, 2055, at par

Call for Tax Credit Event:	At the issuer’s option, in whole but not in part at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to but excluding the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of issuance)	At the issuer’s option, in whole but not in part at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to but excluding the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of issuance)

CUSIP/ISIN:	665772 DB2/ US665772DB26	665772 DC0 / US665772DC09

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BNP Paribas Securities Corp. KeyBanc Capital Markets Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Manager:	Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, KeyBanc Capital Markets Inc. toll-free at (866) 227-6479, PNC Capital Markets LLC toll-free at (855) 881-0697, SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.